OFFICE LEASE

1001 SE WATER AVENUE

BETWEEN

Eastside Distilling Inc,

a Nevada corporation Tenant

AND

Eastbank Commerce Center, LLC,

an Oregon limited liability company

Landlord

TABLE OF CONTENTS

1.	PREMISES; DELIVERY		1
	1.1	Lease of Premises	1
	1.2	Delivery of Possession and Commencement	1
	1.3	Early Access	1
	1.4	Option to Extend Term	2
	1.5	Right of First Offer	3

2.	RENT PAYMENT		3
	2.1	Base Rent	3
	2.2	Abated Rent and Other Inducement Provisions	4

3.	SECURITY DEPOSIT		4

4.	USE		4
	4.1	Use	4
	4.2	Equipment	5
	4.3	Signs and Other installations	5
	4.4	Parking	5

5.	UTILITIES, SERVICES, SECURITY		6
	5.1	Utilities and Services	6
	5.2	Data and Information Sharing for Environmental Management and Extra Usage	6
	5.3	Security Measures for the Premises	6
	5.4	Fiber Optic	7

6.	MAINTENANCE. REPAIR, ALTERATIONS		7
	6.1	Maintenance and Repair	7
	6.2	A Iterations	8

7.	INDEMNITY, INSURANCE		9
	7.1	Indemnity	9
	7.2	Insurance	9

8.	DAMAGE, WAIYER OF SUBROGATION		10
	8.1	Fire or Casualty	10
	8.2	Waiver of Subrogation	10

9.	EMINENTDOMAIN		10

10.	ASSIGNMENT AND SUBLETTING		11

11.	DEFAULT, REMEDIES		11
	I I.I	Default	11
	11.2	Remedies for Default	12
	11.3	Landlord’s Right To Cure Default	12

12.	SURRENDER, HOLDOVER		12

13.	RULES AND REGULATIONS		13

14.	ACCESS		13
	14.1	Access	13
	14.2	Furniture and Bulky Articles	13
15.	Notices		13

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16.	SUBORDINATION AND ATTORNMENT, TRANSFER OF BUILDING, ESTOPPELS		14
	16.1	Subordination and Attornment	14
	16.2	Transfer of Building	14
	16.3	Estoppels	14

17.	ATTORNEY FEES		14

18.	QUIET ENJOYMENT		14

19.	LIMITATION ON LIABILITY		15

20.	ADDITIONAL RENT		15
	20.1	Additional Rent: Operating Expense Adjustment.	15
	20.2	Disputes	16

21.	HAZARDOUS MATERIALS		16

22.	MISCELLANEOUS		17
	22.1	Complete Agreement; No Implied Covenants	17
	22.2	Governing Law	17
	22.3	Partial Invalidity	7
	22.4	Space Leased AS IS	17
	22.5	Captions; Construction	17
	22.6	Nonwaiver	17
	22.7	Consent	17
	22.8	Force Majeure	17
	22.9	Commissions	18
	22.10	Successors	18
	22.11	Financial Reports	18
	22.12	Waiver of Jury Trial.	18
	22.13	Executive Order 13224	8
	22.14	Relocation	8
	22.15	Confidentiality	18
	22.16	Building Name and Signage	19
	22.17	Mold	19
	22.18	Survival of Obligations	19
	22.19	Amendments	19
	22.20	Execution; Counterpart; Signature Transmitted	19
	22.2I	Intentionally Deleted	19
	22.22	Exhibit	19

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OFFICE LEASE

Basic Lease Terms.

A.	EFFECTIVE DATE OF LEASE:	September 21, 20 I 7

B.	TENANT:	Eastside Distilling Inc,
a Nevada corporation

	Addresses For Notices:	Eastside Distilling Inc.
Att’n General Manager
1001 SE Water Ave., Suite 390
Portland, OR 97214
Facsimile: ___________________
Email:______________________

C.	LANDLORD:	Eastbank Commerce Center, LLC,
an Oregon limited liability company

Addresses For Notices:
c/o Beam Development
75 SE Yamhill, Suite 201
Portland, OR 97214
Attn: Jonathan Malsin
Email: jonathan(((‘,beamdeveloprnent.co111

With copy to:
Brix Law LLP
75 SE Yamhill, Suite 202
Portland, OR 97214
Attn: Brad Miller
Email: bmi!lerii:Ubrix!aw,com

Address for payment of Rent:
c/o Beam Development
75 SE Yamhill, Suite 201
Portland, OR 97214

D.	PREMISES:	Approximately 3,050 rentable square feet with an address of 1001 SE Water Avenue, Suite 390, Portland, Oregon 97214, as shown on the attached Exhibit “A.”

E.	BUILDING:	The building located at 1001 SE Water Avenue, Portland, OR 97214 commonly known as the Eastbank Commerce Center.

F.	BUILDING AREA:	Approximately 55,274 rentable square feet

G.	TENANT’S PROPORTIONATE SHARE: 5.52%.	The percentage is obtained by dividing the rentable square feet of the Premises by the total number of rentable square feet of the Building. Landlord may modify Tenant’s Proportionate Share if the Building size is increased or decreased, as the case may be.

H.	TENANT’S PERMITTED USE OF PREMISES:	General office use, and for no other purpose.

I.	TERM OF LEASE:	Anticipated Commencement Date: October 15, 2017.
Expiration Date: Last day of the month that is twenty-six (26) months after the Commencement Date (defined below) of the Lease.

J.	INITIAL MONTHLY BASE RENT:	$5,718.75.

K.	BASE RENT:
		Period (Months)	Monthly Base Rent

		1-2	Abated
		3 -12	$5,718.75
		13-24	$5,890.31
		25-26	$6,067.02

L.	PREPAID RENT:	$5,718.75, applicable to month three (3) after the Commencement Date.

M.	SECURITY DEPOSIT:	$6,067.02.

N.	PARKING:	During the Term of the Lease, Tenant shall be permitted to use four (4) reserved parking spaces. All parking arrangements with Tenant shall be addressed by separate agreement and shall be subject to the provisions of Section 4.4.

L.	BROKER(S):	Landlord was not represented by a real estate broker with respect to this Lease.
Tim Budelman of Norris & Stevens, Inc. representing Tenant.

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OFFICE LEASE

For valuable consideration, Landlord and Tenant covenant and agree as follows:

1.	PREMISES; DELIVERY

1.1	Lease of Premises.

Landlord leases to Tenant the Premises described in the Basic Lease Terms and shown as Suite 390 on Exhibit “A” (the “Premises”) subject to the terms and conditions of this Lease.

1.2	Delivery of Possession and Commencement.

Should Landlord be unable to deliver possession of the Premises on the Anticipated Commencement Date stated in the Basic Lease Terms, Landlord shall have no liability to Tenant for delay in delivering possession. The term of the Lease shall commence on the date the Premises are delivered to Tenant in the condition required under this Lease, which shall be deemed to have occurred when Landlord’s Work (defined below) has been substantially completed (the “Commencement Date”). The Premises shall be delivered to Tenant in “‘as is’’ condition and without any representation or warranty subject only to the improvements to be performed by Landlord in accordance with Exhibit “B” (“Landlord’s Work’’). The terms “substantial completion,” “substantially complete.” and words of similar import (whether or not spelled with initial capitals) as used herein shall mean the date of substantial completion of Landlord’s Work such that Tenant may commence the installation of any of Tenant’s equipment and occupy the Premises for the conduct of its business (subject to the completion of any additional construction to be performed by Tenant). Landlord’s Work shall be deemed substantially complete notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with Tenant’s use and enjoyment of the Premises remain to be performed (items normally referred to as “punch list” items). The existence of any “punch list” items shall not postpone the Commencement Date. Tenant’s occupancy of the Premises shall constitute conclusive acceptance of the amount of square footage stated herein, and of the condition of the Premises. The Expiration Date of this Lease shall be the date stated in the Basic Lease Terms. Upon ascertaining the date of the Commencement Date, Landlord shall deliver to Tenant a written confirmation in the form attached hereto as Exhibit “E” (“Lease Confirmation”) of the Commencement Date. The Lease Confirmation shall be binding upon Tenant unless Tenant objects to the notice in writing delivered to Landlord within five (5) days of Tenant’s receipt of said Lease Confirmation.

The rentable areas of the Premises and the Building specified in Section I. I are approximate. Tenant is satisfied with Landlord’s measurement of the rentable areas of the Premises and of the Building.

1.3	Early Access.

Tenant shall have the right to occupy the Premises approximately seven (7) days after the mutual execution of this Lease. Such early access to the Premises by Tenant shall be solely for the purpose of installing Tenant’s cabling, furniture, fixtures, and equipment in the Premises and shall be subject to the following conditions: (i) prior to Tenant’s entry into the Premises, Tenant provides Landlord with proof that Tenant has the insurance that Tenant is required to maintain under this Lease, (ii) prior to Tenant’s entry into the Premises, Tenant provides Landlord with such evidence as reasonably required that Tenant has received all required governmental approvals to enter the Premises, (iii) prior to Tenant’s entry into the Premises, Tenant provides Landlord with contractor’s licenses, insurance and bonds for all contractors entering the Premises in connection with any work to be performed on by Tenant in the Premises, and (iv) Landlord shall have the right to terminate or suspend Tenant’s early access at any time that Landlord determines that such early access interferes with the performance of the Landlord’s Work.

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1.4	Option to Extend Term.

Landlord hereby grants Tenant the right to extend the Term of the Lease for one (I) additional period of three (3) years (such extended period is hereinafter referred to as the “Extended Term”) on the same terms and conditions contained in the Lease, except that (i) Base Rent for an Extended Term shall be as set forth hereinbelow, (ii) no additional options to extend shall apply following the expiration of applicable Extended Term (other than as expressly set forth above), and (iii) Landlord shall have no obligation to make any improvements to the Premises or contribute any amounts therefor. Written notice of Tenant’s exercise of its option to extend (“Option to Extend”) the Tem1 of this Lease for the Extended Term must be given to Landlord no less than six (6) months prior to the date the Term of the Lease would otherwise expire. If Tenant is in default under this Lease, Tenant shall have no Option to Extend the Term of this Lease until such default is cured within the cure period set forth in this Lease for such default, if any; provided, that the period of time within which said Option to Extend may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise said Option to Extend because of a default. In the event Tenant validly exercises its Option to Extend the Term of this Lease as herein provided, Base Rent shall be adjusted as of the commencement date of the Extended Term as follows (but in no event shall it be less than the Base Rent for the month immediately prior to the commencement of the Extended Term):

(a) Not later than six (6) months prior to the commencement of an Extended Term, Landlord shall provide Tenant with Landlord’s determination of the fair market Base Rent for such Extended Term, including periodic increases as dictated by the current market (“Landlord’s Determination of Base Rent for Extended Term”). Tenant shall provide notice to Landlord within ten (10) days after receipt of such notice from Landlord as to whether Tenant accepts Landlord’s Determination of Base Rent for Extended Term. In the event Tenant does not agree to Landlord’s Determination of Base Rent for Extended Term, Landlord and Tenant shall attempt to agree upon Base Rent for the Premises for the Extended Term, such rent to be the fair market Base Rent installment of rent for the Premises for the Extended Term, as defined in Subsection (c) below. If the parties are unable to agree upon the Base Rent for the Extended Term by the date three (3) months prior to the commencement of the Extended Term, then within ten (10) days thereafter each party, at its own cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years full-time commercial real estate appraisal experience in the area in which the Premises are located to appraise and set Base Rent for the Extended Term. If a party does not appoint an appraiser within ten ( I 0) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set Base Rent for the Extended Term. If each party shall have so appointed an appraiser, the two (2) appraisers shall meet promptly and attempt to set the Base Rent for the Extended Term. If the two (2) appraisers are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the qualifications herein stated within ten (10) days after the last day the two (2) appraisers are given to set Base Rent. If the two (2) appraisers are unable to agree on the third appraiser within such ten ( I 0) day period, either of the parties to this Lease, by giving five (5) days’ notice to the other party, may apply to the Arbitration Service of Portland for the selection of a third appraiser meeting the qualifications stated in this Section. Each of the parties shall bear one-half ( l /2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

(b) The fair market Base Rent shall be fixed by the appraisers in accordance with the following procedures. Each party-appointed appraiser shall state, in writing, such appraiser’s determination of the fair market Base Rent supported by the reasons therefor and shall make counterpart copies for the other party appointed appraiser and any neutral appraiser. The party-appointed appraisers shall arrange for a simultaneous exchange of their proposed fair market Base Rent determinations. The role of any neutral appraiser shall be to select whichever of the two (2) proposed determinations of fair market Base Rent most closely approximates the neutral appraiser’s own determination of fair market Base Rent. The neutral appraiser shall have no right to propose a middle ground or any modification of either of the two (2) proposed determinations of fair market Base Rent. The determination of fair market Base Rent the neutral appraiser chooses as that most closely approximating the neutral appraiser’s determination of the fair market Base Rent shall constitute the decision of the appraisers and shall be final and binding upon the parties. The appraisers shall have no power to modify the provisions of this Lease.

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(c) For purposes of the appraisal, the term “fair market Base Rent” shall mean the price that a ready and willing tenant would pay, as of the Extended Term commencement date, as a base rent to a ready and willing landlord of premises comparable to the Premises, in terms of size, quality and comparable term, in their then improved state, in the Portland, Oregon market, if such premises were exposed for lease on the open market for a reasonable period of time; including any rent increases over the Extended Term. In no event shall there be deducted from such fair market rental the value of any concessions, including without limitation, tenant improvements, commission and/or “down time.”

(d) Any neutral appraiser’s decision shall be made not later than thirty (30) days after the submission by the appraisers of their proposals with respect to the fair market Base Rent. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the neutral appraiser may for good cause allow reasonable extensions or delays, which shall not affect the validity of the award. Absent fraud, collusion or willful misconduct by the neutral appraiser, the award shall be final, and judgment may be entered in any court having jurisdiction thereof The Option to Extend the Lease hereby granted is personal to the entity executing this Lease as tenant and is not transferable; in the event of any assignment or subletting under this Lease, the Option to Extend the Lease shall automatically terminate and shall thereafter be null and void.

1.5	Right of First Offer.

Ifat any time during the initial Term of the Lease space in Suites 360 or 370 of the Building as shown on Exhibit “D” (collectively and individually, the “First Offer Space”) is available for lease or is about to become available for lease (provided such space shall not be deemed available for lease until it has already been leased to a third party after the date of this Lease or if it is subject to any existing options of existing tenants of the Building) and so long as Tenant is not in default of this Lease, Landlord shall notify Tenant of the availability of such space and the terms upon which Landlord is willing to lease such space to Tenant (the base rent per sq. ft., and the general terms shall be consistent with the then prevailing-market for premises comparable to the Premises, in terms of size, quality and comparable term, in their then-improved state, in the Portland, Oregon market, provided the base rent shall be no lower than that for the initial Premises for the month in which the expansion of the Premises to include the First Offer Space shall occur(the “Expansion Space Commencement Date”). If Tenant timely accepts Landlord’s offer, if, as of the Expansion Space Commencement Date, the Term of the Lease is set to expire less than twenty-four (24) months later, the Term of the Lease with respect to the initial Premises and the First Offer Space shall be extended such that the Term of the Lease expires twenty-four (24) months following the Expansion Space Commencement Date. Tenant shall have five (5) business days to accept Landlord’s offer. If Tenant fails to accept Landlord’s offer within such five (5) business day period, Landlord shall be free to lease such space any time during the term of this Lease free and clear of any rights of Tenant; provided however, once such space has been leased to a third party and thereafter becomes available for lease, the provisions of this Right of First Offer shall then again apply. The right of first offer contained herein shall not apply to any renewal or extension of the term of the Lease and shall be personal to the entity executing this Lease as tenant.

2.	RENT PAYMENT

2.1	Base Rent.

Tenant shall pay to Landlord the Base Rent for the Premises and any additional rent provided herein, without deduction or offset. At the same time as execution of the Lease, Tenant shall pay any prepaid rent stated in the Basic Lease Terms. Rent is payable in advance on the first day of each month commencing on the Commencement Date of this Lease. Tenant shall have a five (5) day grace period from the first day of the month within which to pay the Base Rent and any additional rent. Rent for any partial month during the Lease term shall be prorated to reflect the number of days during the month that Tenant occupies the Premises. Additional rent means amounts determined under Section 20 of this Lease and any other sums payable by Tenant to Landlord under this Lease. Rent not paid when due shall bear interest at the rate of nine percent (9%) per annum, until paid. Landlord may at its option impose a late charge of the greater of $.05 for each $ I of rent or $50 for rent payments made more than ten (I 0) days late in lieu of interest for the first month of delinquency. Tenant acknowledges that late payment by Tenant to Landlord of any rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain, and that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any such late payment and is not a penalty. Neither imposition nor collection nor failure to impose or collect such late charge shall be considered a waiver of any other remedies available for default. In addition to such late charge, an additional charge of$75 shall be recoverable by Landlord for any returned checks.

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2.2	Abated Rent and Other Inducement Provisions.

As reflected above, Tenant shall have no obligation to pay monthly Base Rent for the first two (2) full months after the Commencement Date (the “Free Rent Period”) resulting in an abatement of monthly Base Rent in the aggregate amount of$ I l,437.50. In the event ofa default by Tenant under the terms of this Lease which results in early termination pursuant to the provisions hereof during such Free Rent Period, Tenant shall not be entitled to any such rent abatement after the date of termination nor shall Tenant be entitled to assert any right to rent abatement after such termination against any sums due Landlord. The rent abatement granted under this Section and any other cash and allowance which is granted to Tenant (collectively, “Inducement Provisions”) is solely for the benefit of the entity executing this Lease as tenant and is not transferable to any assignee or subtenant. In the event of a default by Tenant under the terms of this Lease which results in early termination pursuant to the provisions hereof, then as a part of the recovery to which Landlord shall be entitled shall be included a portion of such rent which was abated under the provisions of this Section and the cash and any allowance other all other Inducement Provisions, which portion shall be determined by multiplying the total amount of rent, cash and allowance which was abated or granted under this Lease by a fraction, the numerator of which is the number of months remaining in the term of this Lease at the time of such default and the denominator of which is the number of months during the term of this Lease that Tenant is obligated to pay monthly Base Rent. For the avoidance of doubt, during the Free Rent Period Tenant shall be obligated to pay Tenant’s Proportionate Share of operating expenses and real property taxes.

3.	SECURITY DEPOSIT

Upon execution of the Lease, Tenant shall pay to Landlord the amount stated in the Basic Lease Terms as a Security Deposit. Landlord may apply the Security Deposit to pay the cost of performing any obligation which Tenant fails to perform within the time required by this Lease, but such application by Landlord shall not waive Landlord’s other remedies nor be the exclusive remedy for Tenant’s default. If the Security Deposit is applied by Landlord, Tenant shall on demand pay the sum necessary to replenish the Security Deposit to its original amount. In no event will Tenant have the right to apply any part of the Security Deposit to any rent or other sums due under this Lease. If Tenant is not in default at the expiration or termination of this Lease, Landlord shall return the entire Security Deposit to Tenant, within thirty (30) days, except for the portion designated in the Basic Lease Terms, if any, which Landlord shall retain as a non-refundable cleaning fee. If Tenant is in default at the expiration or termination of this Lease, Landlord may retain such portion of the Security Deposit as needed to cure the default and shall promptly return the balance, if any, to Tenant. Landlord’s obligations with respect to the Security Deposit are those of a debtor and not of a trustee, and Landlord can commingle the Security Deposit with Landlord’s general funds. Landlord shall not be required to pay Tenant interest on the Security Deposit. Landlord shall be entitled to immediately endorse and cash Tenant’s Security Deposit; however, such endorsement and cashing shall not constitute Landlord’s acceptance of this Lease. In the event Landlord does not accept this Lease, Landlord shall return said Security Deposit. If Landlord sells its interest in the Premises during the term hereof and deposits with or credits to the purchaser the unapplied portion of the Security Deposit, thereupon Landlord shall be discharged from any further liability or responsibility with respect to the Security Deposit.

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4.	USE

4.1	Use.

Tenant shall use the Premises for Tenant’s Permitted Use stated in the Basic Lease Terms and for no other purpose. In connection with Tenant’s use of the Premises (including, without limitation, any alteration of the Premises), Tenant shall at its expense promptly comply with all applicable laws, ordinances, rules, and regulations (“Laws”) and shall not annoy, obstruct, or interfere with the rights of other tenants. Tenant shall not allow any objectionable fumes, noise, light, vibration, radiation, or electromagnetic waves to be emitted from the Premises. If any such sound or vibration is detectable outside of the Premises, Tenant shall provide such insulation as is required to muffle such sound or vibration and render it undetectable at Tenant’s cost. Tenant shall not conduct any activities that will increase Landlord’s insurance rates. Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operations and all trade fixtures, leasehold improvements, merchandise and other personal property in or about the Premises. Tenant shall not use the Premises for any uses that will cause any increase in insurance rates in the Building. Notwithstanding anything to the contrary in this Lease, in no event shall any portion of the Premises be used for any marijuana-related business, cannabusiness, or any other business related to controlled substances as defined in the Federal Controlled Substances Act (including, but not limited to, the cultivation, manufacture, processing, accounting, financial transactions, other ancillary services, storage or sale of cannabis or cannabis-related products).

4.2	Equipment.

Tenant shall install in the Premises only such equipment as is customary for Tenant’s Permitted Use and shall not overload the floors or electrical circuits of the Premises or Building or alter the plumbing or wiring of the Premises or Building. Landlord must approve in advance the location of and manner of installing any wiring or electrical, heat generating, climate sensitive, or communication equipment or exceptionally heavy articles. All telecommunications equipment, conduit, cables and wiring, additional dedicated circuits, and any additional air conditioning required because of heat generating equipment or special lighting installed by Tenant shall be installed and operated at Tenant’s expense and, at Landlord’s written request shall be removed by Tenant at Tenant’s sole cost. Tenant shall have no right to install any equipment on or through the roofof the Building, or use or install or store any equipment or other items outside of the interior boundary of the Premises.

4.3	Signs and Other Installations.

No signs, awnings, or other apparatus shall be painted on or attached to the Building or anything placed on any glass or woodwork of the Premises or positioned so as to be visible from outside the Premises, including any window covering (l,’.¾, shades, blinds, curtains, drapes, screens, or tinting materials) without Landlord’s written consent. All signs installed by Tenant shall comply with Landlord’s standards for signs and all applicable codes and all signs and sign hardware shall be removed upon termination of this Lease with the sign location restored to its former state. Any material violating this provision may be removed and disposed by Landlord without compensation to Tenant, and Tenant shall reimburse Landlord for the cost of the same upon request. Subject to Landlord’s final approval as to the specific design, location, and size of such signage, Tenant may install, at Tenant’s sole cost and expense, Tenant-branded signage on the door and window of the entry to the Premises. Landlord shall, at Landlord’s sole cost and expense, place Tenant’s name on the directory of the Building. Notwithstanding the above, and subject to Landlord’s reasonable approval of the design, location, and size of such signage, Landlord consents to Tenant placing a neon sign in its third floor window for “Portland Potato” or “Portland Potato Vodka,” as permitted by the city sign code and all other governmental regulations, provided such signage shall not be placed within three (3) feet of the window line.

4.4	Parking.

All parking spaces shall be assigned to tenants and other parties pursuant to a separate written agreement with Landlord. This Lease does not cover any parking spaces or rights to use any parking spaces except as indicated in Section N of the Basic Lease Terms. Except to the extent of the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors, Landlord shall not be responsible for money, jewelry, automobiles or personal property lost in or stolen from the parking areas regardless of whether such loss or theft occurs when the parking areas are locked or otherwise secured. Without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the parking areas or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the parking spaces shall be at the sole risk of Tenant and its employees. If Tenant and Landlord enter into a parking agreement covering parking spaces in the Building, then any default by Tenant under such agreement beyond any applicable cure period shall, at Landlord’s option, constitute an event of default under this Lease. A copy of the separate parking agreement is attached hereto as Exhibit “F.”

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5.	UTILITIES, SERVICES, SECURITY

5.1	Utilities and Services.

Landlord will furnish water and electricity to the Building at all times and will furnish heat and air conditioning, at building standard levels, during the normal Building hours as established by Landlord. Tenant shall pay for all charges for electricity, natural gas and water furnished to the Premises. If Tenant does not pay any of these charges directly, Tenant shall pay Landlord for such charges and the amount payable by Tenant will be based upon consumption as sub-metered to the Premises by Landlord, or if not sub-metered, upon an equitable allocation made by Landlord, which allocation will be binding absent manifest error. Tenant shall be responsible for paying, as additional rent, the monthly charges allocable to the Premises for the HYAC maintenance contracts entered into by Landlord from time to time. Any additional rent provided for in this Lease shall become due with the next monthly installment of Base Rent unless otherwise provided. Janitorial service for the Building’s common areas will be provided in accordance with the regular schedule of the Building, which schedule may change from time to time. Tenant shall provide Tenant’s own janitorial service for the Premises unless Landlord and Tenant otherwise agree in writing that Landlord will provide such service to Tenant as part of operating expenses for the Building. Tenant shall be responsible for, and promptly pay when due, any and all charges for utility services used in the Premises and for all other services required for Tenants use of the Premises (including without limitation, all data and telephone services). Tenant shall comply with all government laws or regulations regarding the use or reduction of use of utilities on the Premises. Interruption of services or utilities shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord shall take all reasonable steps to correct any interruptions in service caused by defects in utility systems within Landlord’s reasonable control. Tenant shall provide its own surge protection for power furnished to the Premises. Tenant shall cooperate with Landlord and the utility service providers at all times as reasonably necessary, and shall allow Landlord and utility service providers, reasonable access to the pipes, lines, feeders, risers, wiring, and any other machinery within the Premises. Tenant shall not contract or engage any other utility provider without prior written approval of Landlord.

5.2	Data and Information Sharing for Environmental Management and Extra Usage.

Tenant shall be required to furnish to Landlord energy and water consumption data for all energy and water types used on the Premises for which utility accounts or consumption meters are owned by Tenant. Landlord and Tenant agree to provide all reasonable and accurate information that may be required to pursue green building certification of the Premises. If Tenant does not pay for utilities directly and Tenant uses excessive amounts of utilities because of operation outside of ordinary business hours of Monday through Friday from 7:00 am to 6:00 pm and Saturday 8:00 am to Noon (“Ordinary Building Hours”), high demands from office machinery and equipment, nonstandard lighting, or any other cause, Landlord may impose a reasonable charge for supplying such extra utilities, which charge shall be payable monthly by Tenant in conjunction with rent payments. Landlord reserves the right to install separate meters for any such utility and to charge Tenant for the cost of such installation.

5.3	Security Measures for the Premises.

Landlord may (but shall have no obligation) adopt security measures regarding the Premises, and Tenant shall cooperate with all such security measures. Landlord may, in Landlord’s sole and absolute discretion, modify the type or amount of security measures provided at any time without notice.

Tenant may not install alarm boxes, foil protection tape, or other security equipment on the Premises without Landlord’s prior written consent. Tenant may, at Tenant’s sole cost and expense, install a supplemental security system within the Premises (such as a card-key system) with Landlord’s written consent not to be unreasonably withheld; provided that such consent may be conditioned on, among other things, that: (i) the plans and specifications for any such system shall be subject to Landlord’s reasonable approval, (ii) any such system must be compatible with any existing systems of the Building, (iii) Tenant’s obligation to indemnify, defend and hold Landlord harmless shall also apply to Tenant’s use and operation of any such system, (iv) the installation of such system shall otherwise be subject to the terms and conditions of Section 6 below (and Exhibit “B”, if installed as a part of the Tenant improvements), and (v) notwithstanding anything to the contrary in this Lease, Tenant shall remove such system upon the expiration or earlier termination of this Lease and repair all damage caused by such removal. Tenant shall at all times provide Landlord with a contact person who can disarm the security/surveillance system and who is familiar with the functions of such system in the event of a malfunction, and Tenant shall provide Landlord with the alarm codes or other necessary information required to disarm such system in the event Landlord must enter the Premises in an emergency and Landlord shall not have any liability for accidentally setting off Tenant’s security system. The determination of the extent to which such supplemental security equipment, systems and procedures are reasonably required shall be made in the sole judgment, and shall be the responsibility of, the Tenant.

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5.4	Fiber Optic.

Tenant shall have the right to select an alternative telecom provider for its data and telecom connectivity in the Building; provided that (i) such telecom provider enters into a license agreement with the Landlord which license agreement shall be subject to Landlord’s prior written approval, (ii) Tenant assumes all costs and expenses related to the license agreement, including, without limitation, the costs of installation of fiber and electrical feeds, including chases and conduits in the risers in the Building (collectively, the “Cabling”), and (iii) the telecom provider’s use will not interfere with or adversely impact the Building or the use or occupancy of office space leased by any tenant of the Building. Together with Tenant’s request for a new telecom provider, Tenant shall submit to Landlord evidence acceptable to Landlord in its sole discretion that the installation of the Cabling by the telecom provider is in compliance with all applicable laws and will not impede the operation of the Building or its systems in any material respect and if so as to the latter, that Tenant will be responsible to correct and remediate such impediment at it sole cost and expense as a condition precedent to such approval by Landlord. Without limiting the generality of the foregoing, Tenant shall not commence or allow the telecom provider to commence any installation or operation of the Cabling until the proposed location of and specifications for the Cabling have been approved in writing by Landlord. Landlord shall have no obligation to design, install, construct, use, operate, maintain, repair, replace or remove the Cabling or to have any other responsibility or liability in connection therewith or the operations thereof. The use of the Cabling and all areas outside the Premises shall be subject to all terms and conditions of the Lease as if within the Premises, including, without limitation, insurance and indemnification obligations in this Lease. Landlord shall not be liable for any loss or damage suffered by Tenant or others because of any interruption in or failure of utilities, including electrical power, to the Cabling. Tenant acknowledges and agrees that it shall accept the areas in which Tenant installs its Cabling and piping in their “As ls” condition. Landlord makes no representation respecting the condition of these areas or their suitability for operation and installation of the Cabling.

6.	MAINTENANCE, REPAIR, ALTERATIONS

6,1	Maintenance and Repair.

6.1.1	Landlord’s obligation with respect to maintenance and repair of the Building shall be limited to: (A) the structural portions of the Building, (B) the exterior walls of the Building, including glass and glazing (provided that the cleaning of the interior faces of exterior glazing within the Premises shall be Tenant’s responsibility), (C) the roof, (D) the mechanical, electrical, plumbing and life safety systems leading to the Premises, and (E) the common areas. Landlord shall have the right but not the obligation to undertake work of repair that Tenant is required to perform hereunder and that Tenant fails or refuses to perform in a timely and efficient manner. All costs incurred by Landlord in performing any such repair for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with a reasonable administrative fee.

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6.1.2	Tenant shall maintain and repair the Premises in good condition, including, without limitation, maintaining and repairing all walls, floors, and ceilings, all interior doors. partitions, and windows, and all Premises systems, fixtures, and equipment that are not the maintenance responsibility of Landlord, as well as damage to the Building caused by Tenant, its agents, employees, contractors, or invitees.

6.1.3	Landlord shall have no liability for failure to perform required maintenance and repair unless written notice is given by Tenant and Landlord fails to commence efforts to remedy the problem within a reasonable time and diligently pursue such remedy to completion. Landlord shall have the right to erect scaffolding and other apparatus necessary for the purpose of making repairs or alterations to the Building, and Landlord shall have no liability for interference with Tenant’s use because of such work. Work may be done during normal business hours. Tenant shall have no claim against Landlord for any interruption of services or interference with Tenant’s occupancy caused by Landlord’s maintenance and repair or any claim of constructive or other eviction of Tenant.

6.1.4	Landlord’s cost of repair and maintenance shall be considered “operating expenses” for the purposes of Section 20, except that repair of damage caused by negligent or intentional acts or breach of this Lease by Tenant, its contractors, agents or invitees shall be at Tenant’s expense.

Landlord represents and warrants that the plumbing, mechanical, electrical, safety, HVAC, and other serving the Premises shall be in good working order on the Commencement Date.

6.2	Alterations.systems

6.2.1	Tenant shall not make any alterations to the Premises that affect the structure of the Building or any Building system (electrical, plumbing, mechanical or life safety), or install any wall or floor covering without Landlord’s prior written consent which may be withheld in Landlord’s sole discretion. With respect to any other alteration requested by Tenant, Landlord’s consent shall not be unreasonably withheld. Should Landlord consent in writing to Tenant’s alteration of the Premises, Tenant shall contract with a contractor approved by Landlord for the construction of such alterations (which contractor shall comply with the insurance provisions set forth in this Lease), shall secure all appropriate governmental approvals and permits, and shall complete such alterations with due diligence in compliance with the plans and specifications approved by Landlord and in a good and workmanlike manner. All such construction shall be performed in a manner which will not interfere with the quiet enjoyment of other tenants of the Building. Any such alterations, wiring, cables, or conduit installed by Tenant shall at once become part of the Premises and belong to Landlord except for removable machinery and unattached movable trade fixtures. Landlord may at its option require that Tenant remove any alterations, wiring, cables or conduit installed by or for Tenant and restore the Premises to the original condition upon termination of this Lease. If Tenant seeks Landlord’s consent to perform an alteration, then at the time Landlord provides its approval of same, Landlord shall notify Tenant as to whether Landlord will require Tenant to remove such alteration upon the expiration or earlier termination of this Lease. If Tenant makes an alteration without asking Landlord whether Landlord will require such alteration to be removed at the expiration or sooner termination of this Lease, Landlord may at its option, require that Tenant remove such alterations and repair any damage in connection therewith. Landlord shall have the right to post notices of nonresponsibility in connection with work being performed by Tenant in the Premises. Work by Tenant shall comply with all laws then applicable to the Premises. Tenant shall not allow any liens to attach to the Building or Tenant’s interest in the Premises as a result of its activities or any alterations. Landlord may perform alterations to or change the configuration of the Building and common areas. At the conclusion of any alteration, (A) Tenant shall provide Landlord with as-built drawings of such alterations, and (B) certify that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease.

6.2.2	Throughout the term of the Lease and notwithstanding the provisions of Section 18 below, Landlord shall have a continuing right (but shall not be obligated) to make alterations and/or improvements to the common areas and any other portions of the Building for any purposes that Landlord deems necessary, in its reasonable business judgment, including, without limitation, alterations or improvements that will affect the operation, design, use or aesthetic of the Building. Landlord is authorized to prioritize sustainability requirements over minimizing upfront costs of property improvements. Landlord shall make reasonable efforts to complete all such alterations and improvements so as to minimize, to the extent feasible, disturbance to Tenant. Without limiting the generality of the foregoing, Landlord reserves the right to grant such easements, rights and dedications as Landlord deems necessary or desirable and to cause the recordation of parcel maps and covenants, conditions and restrictions affecting the Premises and Building, as long as such easements, rights, dedications, maps and covenants, conditions and restrictions do not materially and adversely interfere with the use of the Premises by Tenant. At Landlord’s request, Tenant shall join in the execution of any of the aforementioned documents.

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7.	INDEMNITY, INSURANCE

7.1	Indemnity.

Tenant shall indemnify, defend, and hold harmless Landlord and its managing agents and employees from any claim, liability, damage, or loss occurring in, on, or about the Premises, or any cost or expense in connection therewith (including attorney fees), arising out of (a) any damage to any person or property occurring in, on, or about the Premises, (b) use by Tenant or its agents, invitees or contractors of the Premises and/or the Building, and/or (c) Tenant’s breach or violation of any term of this Lease. This indemnity obligation shall survive the expiration or sooner termination of this Lease. Notwithstanding the forgoing, Tenant shall have no obligation to indemnify, defend or hold harmless Landlord for any claim, damage or loss caused in whole or in part by the intentional or grossly negligent acts of Landlord, its employees or agents or by other tenants in the building.

7.2	Insurance.

Tenant shall carry liability insurance, on an occurrence basis, with limits of not less than Two Million Dollars ($2,000,000) combined single limit bodily injury and property damage which insurance shall have an endorsement naming Landlord and Landlord’s managing agent and lender, if any, and any other entity reasonably required by Landlord, as an additional insured, cover the liability insured under Section 7 of this Lease and be in form and with companies reasonably acceptable to Landlord. Such insurance shall provide that it is primary insurance and not “excess over” or contributory with any other valid, existing and applicable insurance in force for or on behalf of Landlord. The policy shall not eliminate cross-liability and shall contain a severability of interest clause. Tenant, at its cost, shall maintain on all of its personal property, tenant improvements (whether constructed by Landlord or Tenant), in, on, or about the Premises, a policy of” Broad Form” insurance, to the extent of at least full replacement value without any deduction for depreciation. Tenant, at its cost, shall maintain such other insurance as Landlord may reasonably require from time to time. Not more frequently than once each year, if, in the opinion of Landlord’s lender or of the insurance consultant, the amount of public liability and property damage insurance coverage at that time is not adequate, Tenant shall increase the insurance coverage as required by either Landlord’s lender or Landlord’s insurance consultant. Prior to occupancy, Tenant shall furnish a certificate evidencing such insurance which shall state that the coverage shall not be canceled or materially changed without thirty (30) days’ advance notice to Landlord and Landlord’s managing agent, if any. Tenant shall furnish to Landlord a renewal certificate at least thirty (30) days prior to expiration of any policy.

Tenant shall also maintain workers’ compensation insurance in accordance with the laws of the state in which the Premises are located with employer’s liability insurance in an amount not less than $1,000,000 and business income and extra expense insurance with limits not less than one hundred percent ( I 00%) of all income and charges payable by Tenant under this Lease for a period of twelve (12) months.

Should Tenant engage the services of any contractor to perform work in the Premises, Tenant shall ensure that such contractor carries commercial general liability, business automobile liability, umbrella/excess liability (following forn1), worker’s compensation and employers’ liability coverages in substantially the same amounts as are required of Tenant under this Lease. Contractor shall include Landlord, its trustees, officers, directors, members, agents and employees, Landlord’s mortgagees and Landlord’s representatives as additional insureds on the liability policies required hereunder. All policies required to be carried by any contractor shall be issued by and binding upon an insurance company licensed or authorized to do business in the state in which the Building is located with a rating of at least “A-: X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to the commencement of any work in the Premises. Further, each policy will contain provisions giving Landlord and each of the other additional insureds with at least thirty (30) days’ prior written notice of any cancelation, non-renewal or material change in coverage. The above requirements shall apply equally to any subcontractor engaged by contractor.

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8.	DAMAGE, WAIVER OF SUBROGATION

8.1	Fire or Casualty.

“Major Damage” means damage by fire or other casualty to the Building or the Premises which causes the Premises or any substantial portion of the Building to be unusable, or which will cost more than twenty-five percent (25%) of the pre-damage value of the Building to repair, or which is not covered by insurance. In case of Major Damage, Landlord may elect to terminate this Lease by notice in writing to Tenant within thirty (30) days after such date. If this Lease is not terminated following Major Damage, or if damage occurs which is not Major Damage, Landlord shall promptly restore the Premises to the condition existing just prior to the damage. Tenant shall promptly restore all damage to tenant improvements or alterations installed or paid for by Tenant or pay the cost of such restoration to Landlord if Landlord elects to do the restoration of such improvements. Unless the casualty was caused by Tenant, rent shall be reduced from the date of damage until the date restoration work being performed by Landlord is substantially complete, with the reduction to be in proportion to the area of the Premises not usable by Tenant. Notwithstanding the foregoing, in the event of Major Damage, Landlord, within thirty (30) days of the date of such damage, shall use commercially reasonable efforts to cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any common areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any common areas necessary to provide access to the Premises cannot be made tenantable within two hundred seventy (270) days from the date the repair is started (when such repairs are made without the payment of overtime or other premiums), then either party shall have the right to terminate this Lease upon written notice to the other within ten (10) business days after Landlord’s delivery of the Completion Estimate; provided, however, if the Lease is not terminated under this Section and Landlord reasonably believes at any time during the performance of the repairs that the repairs will not be completed within thirty (30) days of the estimated completion date set forth the Completion Estimate, Landlord shall notify Tenant, and either party may terminate this Lease within ten (10) days of the date of Landlord’s notice.

8,2	Waiver of Subrogation.

Tenant shall be responsible for insuring its personal property and trade fixtures located on the Premises and any alterations or tenant improvements it has made to the Premises. Neither Landlord, its managing agent nor Tenant shall be liable to the other for any loss or damage caused by any of the risks that are covered by property insurance or could be covered by a customary broad form of property insurance policy, or for any business interruption, and there shall be no subrogated claim by one party’s insurance carrier against the other party arising out of any such loss. Subject to the other provisions of this Lease, if damage is caused by a risk that is not covered by property insurance or could be covered by a customary broad fonn of property insurance policy and such damages is caused by the other party or its agents, employees, contractors or invitees, nothing contained herein shall be deemed to preclude a party from making a claim against the other with respect to such damages.

9.	EMINENT DOMAIN

If a condemning authority takes title by eminent domain or by agreement in lieu thereof a portion sufficient to render the Premises unsuitable for Tenant’s use, then either party may elect to terminate this Lease effective on the date that possession is taken by the condemning authority. If this Lease is not terminated, then rent shall be reduced for the remainder of the term in an amount proportionate to the reduction in area of the Premises caused by the taking. All condemnation proceeds (except those specifically allocated to Tenant’s furniture, fixtures, and equipment, if any) shall belong to Landlord, and Tenant shall have no claim against Landlord for theses condemnation proceeds because of the taking. Nothing herein is intended to prevent Tenant from separately seeking and retaining condemnation proceeds from the condemning authority that are available for tenants, including but not limited to relocation costs.

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10.	ASSIGNMENT AND SUBLETTING

Tenant shall not assign or encumber its interest under this Lease or sublet all or any portion of the Premises without first obtaining Landlord’s consent in writing. This provision shall apply to all transfers by operation of law, and to all mergers and changes in control of Tenant, all of which shall be deemed assignments for the purposes of this Section. Tenant’s request for Landlord’s consent to an assignment or sublease shall be accompanied by a copy of the proposed agreements between Tenant and the proposed assignee or subtenant. Tenant shall provide Landlord with (I) any additional information or documents reasonably requested by Landlord, within ten (I 0) days after receiving Tenant’s notice, and (2) an opportunity to meet and interview the proposed assignee or subtenant, if requested. No assignment shall relieve Tenant of its obligation to pay rent or perform other obligations required by this Lease, and no consent to one assignment or subletting shall be a consent to any further assignment or subletting. If Tenant proposes a subletting for which Landlord’s consent is required, Landlord shall have the option of terminating this Lease and dealing directly with the proposed subtenant. Notwithstanding the foregoing, Landlord may at its sole discretion withhold consent to the subletting of the Premises to an existing occupant of the Building, to any prospective tenant with which the Landlord or Landlord’s agents have negotiated within the previous six (6) months, where the prospective tenant is a government entity or a labor union, or where any sublease will require any changes to any building systems. Tenant shall not advertise at a rate which is less than the Building’s listed rate. If Landlord does not terminate this Lease, Landlord shall not unreasonably withhold its consent to any assignment or subletting provided the proposed Tenant is compatible with Landlord’s normal standards for the Building. If an assignment or subletting is permitted, fifty percent (50%) of any net profit, or net value of any other consideration received by Tenant as a result of such transaction shall be paid to Landlord promptly following its receipt by Tenant. Tenant shall pay any costs incurred by Landlord in connection with a request for assignment or subletting, including reasonable attorney fees. not to exceed $750.

II.	DEFAULT, REMEDIES

I I.I	Default.
Any of the following shall constitute an “Event of Default” by Tenant under this Lease (time of performance being of the essence of this Lease):

I I. I.I	Tenant’s failure to pay rent or any other charge under this Lease when due or within any grace period provided in th is Lease.

11.1.2	Tenant’s failure to comply with any other term or condition within twenty (20) days following written notice from Landlord specifying the noncompliance. If such noncompliance cannot be cured within the twenty (20)-day period, this provision shall be satisfied if Tenant commences correction within such period and thereafter proceeds in good faith and with reasonable diligence to complete correction as soon as possible but not later than ninety (90) days after the date of Landlord’s notice.

I I. 1.	3 Failure of Tenant to execute the documents described in Section 16.1 or 16.3 within the time required under such Sections; failure of Tenant to provide or maintain the insurance required of Tenant pursuant hereto; or failure of Tenant to comply with any Laws as required pursuant hereto within twenty-four (24) hours after written demand by Landlord, if non-compliance possess a substantial risk of damage to the Premises or Building or bodily injury.

11.1.4	Tenant’s insolvency, business failure, or assignment for the benefit of its creditors. Tenant’s commencement of proceedings under any provision of any bankruptcy or insolvency law or failure to obtain dismissal of any petition filed against it under such laws within the time required to answer; or the appointment of a receiver for all or any portion of Tenant’s properties or financial records.

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11.1.5	Assignment or subletting by Tenant in violation of Section I 0.

I 1.2	Remedies for Default

Upon occurrence of an Event of Default as described in Section I I.I, Landlord shall have the right to the following remedies, which are intended to be cumulative and in addition to any other remedies provided under applicable law or under this Lease:

11.2.1	Landlord may at its option terminate this Lease, without prejudice to its right to damages for Tenant’s breach. With or without termination, Landlord may retake possession of the Premises (using self-help or otherwise) and may use or relet the Premises without accepting a surrender or waiving the right to damages. Following such retaking of possession, efforts by Landlord to relet the Premises shall be sufficient if Landlord follows its usual procedures for finding tenants for the space at rates not less than the current rates for other comparable space in the Building. If Landlord has other comparable vacant space in the Building, prospective tenants may be placed in such other space without prejudice to Landlord’s claim to damages or loss of rentals from Tenant.

11.2.2	Landlord may recover all damages caused by Tenant’s default which shall include an amount equal to rentals lost because of the default, amortized Lease commissions paid for this Lease, and the amortized cost of any tenant improvements installed by or paid for by Landlord. Landlord may sue periodically to recover damages as they occur throughout the Lease term, and no action for accrued damages shall bar a later action for damages subsequently accruing. Landlord may elect in any one action to recover accrued damages plus damages attributable to the remaining term of the Lease. Such damages shall be measured by the difference between the rent under this Lease and the reasonable rental value of the Premises for the remainder of the tem1, discounted to the time of judgment at the prevailing interest rate on judgments.

I 1.3	Landlord’s Right To Cure Default.

Landlord may, but shall not be obligated to, make any payment or perform any obligation which Tenant has failed to perform under this Lease. All of Landlord’s expenditures shall be reimbursed by Tenant upon demand with interest from the date of expenditure at the rate of nine percent (9%) per annum. Landlord’s right to correct Tenant’s failure to perform is for the sole protection of Landlord and the existence of this right shall not release Tenant from the obligation to perform all of the covenants herein required to be performed by Tenant, or deprive Landlord of any other right which Landlord may have by reason of default of this Lease by Tenant, whether or not Landlord exercises its right under this Section.

12.	SURRENDER, HOLDOVER

On expiration or early termination of this Lease, Tenant shall deliver all keys to Landlord and surrender the Premises vacuumed, swept, and free of debris and in the same condition as at the commencement of the term subject only to reasonable wear from ordinary use. Tenant shall remove all of its furnishings and trade fixtures that remain its property and any alterations, cables, or conduits if required by Section 6.2, and shall repair all damage resulting from such removal. Failure to remove shall be an abandonment of the property, and, following ten (10) days’ written notice, Landlord may remove or dispose of it in any manner without liability, and recover the cost of removal and other damages from Tenant. If Tenant fails to vacate the Premises when required, including failure to remove all its personal property, Landlord may elect either: (i) to treat Tenant as a tenant from month to month, subject to the provisions of this Lease except that rent shall be one-and-one-quarter times the total rent being charged when the Lease term expired, and any option or other rights regarding extension of the term or expansion of the Premises shall no longer apply; and/or (ii) to eject Tenant from the Premises (using self-help or otherwise) and recover all damages (including, without limitation, consequential damages) caused by wrongful holdover.

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13.	RULES AND REGULATIONS

Tenant shall abide by and adhere to the operating rules and regulations set forth in the attached Exhibit “C” and any other rules and regulations as Landlord may from time to time reasonably institute. Any default or breach of such rules and regulations shall be deemed a default under this Lease and Landlord shall be entitled to exercise all rights and remedies available to Landlord as set forth in this Lease. Landlord shall not be liable to Tenant for the failure of any other tenant or any of its assignees, subtenants or their respective agents, employees, representatives, invitees or licensees to conform to such rules and regulations. Landlord shall use commercially reasonable efforts to enforce all rules and regulations fairly.

14.	ACCESS

14.1	Access.

Tenant’s officers and employees or those having business with Tenant may be required to identify themselves or show passes in order to gain access to the Building. Landlord shall have no liability for permitting or refusing to permit access by anyone. IN ALL EVENTS, LANDLORD SHALL NOT BE LIABLE TO TENANT, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE PRESMISES OR THE BUILDING, (II) ANY DAMAGE TO PERSONS, OR (Ill) ANY LOSS OF PROPERTY IN OR ABOUT THE PREMISES OR THE BUILDING, BY OR FROM ANY UNATHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILUIRE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE ACCESS

CONTROL PROVIDED BY LANDLORD, IF ANY. Landlord may regulate access to any Building elevators and may (but shall have no obligation) adopt security measures regarding the Building as Landlord, in its sole and absolute discretion, deems appropriate. In addition, Landlord may, in Landlord’s sole and absolute discretion, modify the type or amount of security measures provided at any time without notice. Landlord shall have the right to enter upon the Premises at any time by passkey or otherwise to determine Tenant’s compliance with this Lease, to perform necessary services, maintenance and repairs or alterations to the Building or the Premises, to post notices of non-responsibility, or to show the Premises to any prospective tenant or purchasers. Except in case of emergency, such entry shall be at such times and in such manner as to minimize interference with the reasonable business use of the Premises by Tenant. Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Premises or the Building or any part thereof or the extent or effectiveness of any security measures or procedures now or hereafter provided by Landlord, and further acknowledges that Tenant has made its own independent determination with respect to all such matters.

14.2	Furniture and Bulky Articles.

Tenant shall move furniture and bulky articles in and out of the Building or make independent use of any elevators only at times approved by Landlord following at least 24 hours’ written notice to Landlord.

15.	Notices.

A II notices between the parties relating to this Lease must be in writing and sent to the parties at the address set forth in the Basic Lease Terms, Any such notices must be sent either by (a) overnight delivery using a nationally-recognized courier (e.g., Fed Ex, Airborne Express or UPS) and delivery charges prepaid, in which case notice shall be deemed given one (I) business day after deposit with such courier, (b) facsimile, email, PDF file or other generally-recognized electronic means, in which case notice shall be deemed given upon transmission provided a copy of such electronic transmission is sent within one (I) day after electronic transmission by overnight delivery using a nationally-recognized courier and delivery charges prepaid, Qr (c) personal delivery or mailed by U.S. certified mail and postage or equivalent charges prepaid, in which case notice shall be effective upon receipt provided that if any party refuses delivery, such notices shall be deemed given when mailed or, if made by personal delivery, upon delivery. Any notice sent by facsimile, email, PDF file or other electronic transmission after 5:00 p.m. local time where the Premises are located shall be deemed given the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Notice to Tenant may always be delivered to the Premises. Rent shall be payable to Landlord at the address set forth in the Basic Lease Terms for rent payments, but shall be considered paid only when received by Landlord.

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16.	SUBORDINATION AND ATTORNMENT, TRANSFER OF BUILDING, ESTOPPELS

16.I	Subordination and Attornment.

This Lease shall be subject to and subordinate to any mortgages, deeds of trust, ground lease, master lease, and land sale contracts (hereafter collectively referred to as “encumbrances”) and to any covenants, conditions and restrictions (“CC&Rs”), in each such case applicable to encumbrances and CC&Rs now existing against the Building. At Landlord’s option this Lease shall be subject and subordinate to any future encumbrance, ground lease, master lease or CC&Rs hereafter placed against the Building (including the underlying land) or any modifications of existing encumbrances, and Tenant shall execute such documents as may reasonably be requested by Landlord or the holder of the encumbrance to evidence this subordination within ten (10) days of request therefor. If any encumbrance is foreclosed, then if the purchaser at foreclosure sale gives to Tenant a written agreement to recognize Tenant’s Lease, Tenant shall attorn to such purchaser and this Lease shall continue.

16.2	Transfer of Building.

If the Building is sold or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee and recognize it as the landlord under this Lease, and, provided the purchaser or transferee assumes all obligations under this Lease thereafter accruing, the transferor shall have no further liability hereunder for obligations accruing after the date of transfer.

16.3	Estoppels.

Either party will within ten (I 0) days after notice fi-om the other execute, acknowledge, and deliver to the other party a certificate certifying whether or not this Lease has been modified and is in full force and effect; whether there are any modifications or alleged breaches by the other party; the dates to which rent has been paid in advance, and the amount of any Security Deposit or prepaid rent; and any other facts that may reasonably be requested. If requested by the holder of any encumbrance, or any underlying lessor, Tenant will agree to give such holder or lessor notice of and an opportunity to cure any default by Landlord under this Lease.

17.	ATTORNEY FEES

In any litigation arising out of this Lease, including any bankruptcy proceeding, the prevailing party shall be entitled to recover attorney fees at trial and on any appeal or petition for review. If Landlord incurs attorney fees because of a default by Tenant, Tenant shall pay all such fees whether or not litigation is filed. If Landlord employs a collection agency to recover delinquent charges, Tenant agrees to pay all collection agency and other fees charged to Landlord in addition to rent, late charges, interest, and other sums payable under this Lease.

18.	QUIET ENJOYMENT

Landlord warrants that as long as Tenant complies with all terms of this Lease, it shall be entitled to possession of the Premises free from any eviction or disturbance by Landlord or parties claiming through Landlord. This covenant of quiet enjoyment shall in no event entitle Tenant to any claims against Landlord arising out of any construction noise that may fi-om time to time occur during the term of this Lease, including, without limitation, construction noise for the performance of tenant improvements.

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19.	LIMITATION ON LIABILITY

Notwithstanding any provision in this Lease to the contrary, neither Landlord nor its managing agent or employees shall have any liability to Tenant for loss or damages to Tenant’s property fi-om any cause (unless the result of Landlord’s gross negligence or willful misconduct), nor arising out of the acts of other tenants of the Building or third parties, nor any liability for consequential damages, nor liability for any reason which exceeds the value of Landlord’s interest in the Building.

20.	ADDITIONAL RENT

20.I	Additional Rent: Operating Expenses and Real Estate Taxes.

Tenant shall pay as additional rent Tenant’s Proportionate Share of operating expenses and real property taxes for the Building. Effective January I of each year Landlord shall estimate the operating expenses and real property taxes. Monthly rent for that year shall be increased by one-twelfth of Tenant’s Proportionate Share of operating expenses and real property taxes, provided that Landlord may revise its estimate during any year with reasonable cause and the additional estimate shall be payable as equal additions to rent for the remainder of the calendar year. Following the end of each calendar year, Landlord shall compute Tenant’s actual Proportionate Share of operating expenses and real property taxes and bill Tenant for any deficiency or credit Tenant with any excess collected. Tenant shall pay any such deficiency within thirty (30) days after Landlord’s billing, whether or not this Lease shall have expired or terminated at the time of such billing.

20.1.1	As used herein “real property taxes” as used herein shall mean all taxes and assessments of any public authority against the Building and the land on which it is located, the cost of contesting any tax and any form of fee or charge imposed on Landlord as a direct consequence of owning or leasing the Premises, including but not limited to, rent taxes, gross receipt taxes, leasing taxes, or any fee or charge wholly or partially in lieu of or in substitution for ad valorerm real property taxes or assessments, whether now existing or hereafter enacted. If a separate assessment or identifiable tax increase arises because of improvements to the Premises, then Tenant shall pay one hundred percent ( I 00%) of such increase.

As used herein, ““operating expenses” shall mean all costs of operating, maintaining, managing, replacing and repairing the Building as determined by standard real estate accounting practice, including, but not limited to: all water and sewer charges not separately metered and paid by tenants; the cost of natural gas and electricity provided to the Building not separately metered and paid by tenants; janitorial and cleaning supplies and services for the common areas of the Building; administration costs, management fees not to exceeds five percent of gross revenues for the Building; superintendent tees; security services, if any; insurance premiums; licenses, permits for the operation and maintenance of the Building and all of its component elements and mechanical systems; ordinary and emergency repairs and maintenance, and the annual amortized capital improvement cost (amortized over the useful life of the improvement for any capital improvements to the Building. Without limiting the generality of the foregoing, if Landlord makes an expenditure for a capital improvement to the Building (or any portion thereof) by installing energy-, water-, or labor-saving devices to reduce operating expenses or to comply with any law, rule, regulation or other legal requirement or Green Agency Rating pertaining to the Building, and if, under generally accepted accounting principles, such expenditure is not a current expense, then the cost thereof shall be amortized over a period equal to the useful life of such improvement, determined in accordance with generally accepted accounting principles, and the amortized costs allocated to each calendar year during the term, together with an imputed interest amount calculated on the unamortized portion thereof using an interest rate of eight percent (8%) per annum, shall be treated as an operating expense (a “Permitted Capital Expenditure”). In the event the average occupancy level of the Building for any calendar year was or is not one hundred percent (100%) of full occupancy, then the estimated and actual operating expenses for such year shall be proportionately adjusted by Landlord to reflect those costs which have occurred had the Building been one hundred percent (100%) occupied during such year. Operating Expenses do not include the cost of tenant improvements. Operating expenses, excluding real estate taxes and insurance premiums, shall not increase by more than five percent (5%) annually. In no event shall Tenant be required to pay Controllable Expenses in excess of the Controllable Expense Cap. As used herein “Controllable Expenses” are those Operating Expenses for which Landlord has exclusive control over the amount of increase over such Operating

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Expenses, and in no event shall Controllable Expenses include insurance premiums and deductibles, utility charges, Real Property Taxes, or Non-Recurring Costs (as defined below). As used herein, the Controllable Expense Cap shall be an amount equal to the amount of the Controllable Expenses for the Building during the calendar year 2017, which cap amount shall be annually increased by five percent (5%) on each January 1st thereafter. “Non-Recurring Costs” shall mean Operating Expenses that are not customarily incurred and budgeted monthly for by owners of comparable projects in the Portland, Oregon area, or are materially in excess of such customary and budgeted monthly costs, such as costs incurred due to unusual weather (i.e. snow and ice removal, wind damage, excessive ground water), labor trouble, shortages in supplies, utility shortages or black-outs and costs that may arise in connection with a force majeure event or costs that do not occur annually.

20.2	Disputes.

If Tenant disputes any computation of operating expenses in Section 20, it shall give notice to Landlord not later than sixty (60) days after the notice from Landlord describing the computation in question. If Tenant fails to give such a notice, the computation by Landlord shall be binding and conclusive between the parties for the period in question. lf Tenant gives a timely notice, the dispute shall be resolved by an independent CPA selected by Landlord and approved by Tenant in Tenant’s reasonable discretion, whose decision shall be conclusive between the parties. Each party shall pay one-half of the fee of such CPA for making such determination except that if the adjustment in favor of Tenant does not exceed five percent (5%) of the escalation amounts for the year in question, Tenant shall pay (i) the entire cost of any such third-party determination; and if the decision of the CPA in favor of the Tenant exceeds seven percent (7%) of the amount for the year in question, Landlord shall pay the entire cost of the CPA. If the adjustment in favor of Tenant is between five percent (5%) and seven percent (7%), each party shall pay one-half of the fee of the CPA, The CPA shall not be paid on a contingency-fee basis. Landlord shall promptly credit any sums found owing to Tenant, and if the Lease has expired or been terminated, Landlord shall promptly refund such sums to Tenant. Nothing herein shall reduce Tenant’s obligations to make all payments as required by this Lease. In no event shall Landlord have any liability to Tenant based on its calculation of additional rent or rent adjustments except and only the obligation to cause any correction to be made pursuant to this Section 20.2. Tenant shall maintain as strictly confidential the existence and resolution of any dispute regarding rent charges hereunder.

21.	HAZARDOUS MATERIALS

Neither Tenant nor Tenant’s agents or employees shall cause or permit any Hazardous Material, as hereinafter defined, to be brought upon, stored, used, generated, released into the environment, or disposed of on, in, under, or about the Premises, except reasonable quantities of cleaning supplies and office supplies necessary to or required as part of Tenant’s business that are generated, used, kept, stored, or disposed of in a manner that complies with all laws regulating any such Hazardous Materials and with good business practices. Tenant covenants to remove from the Premises (or the Building, if applicable), upon the expiration or sooner termination of this Lease and at Tenant’s sole cost and expense, any and all Hazardous Materials brought upon, stored, used, generated, or released into the environment by Tenant, Tenant’s principals, agents, employees, contractors, or invitees during the tem1 of this Lease. To the fullest extent permitted by law, Tenant hereby agrees to indemnify, defend, protect, and hold harmless Landlord, Landlord’s managing agent and their respective agents and employees, and their respective successors and assigns, from any and all claims, judgments, damages, penalties, fines, costs, liabilities, and losses that arise during or after the term directly or indirectly from the use, storage, disposal, release, or presence of Hazardous Materials on, in, or about the Premises which occurs during the term of this Lease and caused by Tenant, Tenant’s principals, agents, employees, contractors, or invitees. Tenant shall promptly notify Landlord of any release of Hazardous Materials in, on, or about the Premises that Tenant or Tenant’s agents or employees become aware of during the term of this Lease, whether caused by Tenant, Tenant’s agents or employees, or any other persons or entities. As used herein, the term “Hazardous Materials” shall mean any hazardous or toxic substance, material, or waste which is or becomes regulated by any local or state governmental authority or the United States Government. The term “Hazardous Materials” shall include, without limitation, any material or substance that is (i) defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “‘hazardous substance,” “‘hazardous material,” or “waste” under any federal, state, or local law, (ii) petroleum, and (iii) asbestos. The provisions of this Section 21, including, without limitation, the indemnification provisions set forth herein, shall survive any termination of this Lease. Landlord represents and warrants to Tenant that to the best of Landlord’s knowledge that there are no Hazardous Materials in, on, under, or about the Premises in violation of applicable Jaws.

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22.	MISCELLANEOUS

22.1	Complete Agreement; No Implied Covenants.

This Lease constitutes the entire agreement of the parties and supersedes all prior written and oral agreements and representations and there are no implied covenants or other agreements between the parties except as expressly set forth in this Lease. Neither Landlord nor Tenant is relying on any representations other than those expressly set forth herein.

22.2	Governing Law.

This Lease shall be construed under the laws of the State of Oregon.

22.3	Partial Invalidity.

If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be held invalid, then the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

22.4	Space Leased AS IS.

Except for the Landlord’s work described in Exhibit “B,” and subject to the Landlord’s warranties and representation and its general duties of maintenance and repair, the Premises are leased AS IS in the condition now existing with no alterations or other work to be performed by Landlord.

22.5	Captions; Construction

The titles to the Sections of this Lease are descriptive only and are not intended to change or influence the meaning of any Section or to be part of this Lease. All references to “days” in this Lease shall be construed to mean calendar days unless otherwise expressly provided and all references to “business days” shall be construed to mean days on which charter banks are open for business where the Premises are located.

22.6	Nonwaiver.

Failure by either party to promptly enforce any regulation, remedy, or right of any kind under this Lease shall not constitute a waiver of the same and such right or remedy may be asserted at any time after the party becomes entitled to the benefit thereof notwithstanding delay in enforcement.

22.7	Consent.

Except where otherwise provided in this Lease, either party may withhold its consent for any reason or for no reason whenever that party’s consent is required under this Lease.

22.8	Force Majeure.

If performance by Landlord of any portion of this Lease is made impossible by any prevention, delay, or stoppage caused by governmental approvals, war, acts of terrorism, strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes for those items, governmental actions, civil commotions, fire or other casualty, or other causes beyond the reasonable control of Landlord, performance by Landlord for a period equal to the period of that prevention, delay, or stoppage is excused.

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22.9	Commissions.

Each party represents that it has not had dealings with any real estate broker, finder, or other person with respect to this Lease in any manner, except for the broker(s) identified in the Basic Lease Terms. Tenant hereby agrees to indemnify, defend and hold Landlord harmless for, from and against all claims for any brokerage commissions, finder’s fees or similar payments by any person other than Tenant’s broker identified herein arising from Tenant’s acts and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs. Landlord hereby agrees to indemnify, defend and hold Tenant harmless for, from and against all claims for any brokerage commissions, finder’s fees or similar payments by any person arising from Landlord’s acts and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs. Landlord shall pay a leasing commission in accordance with a separate agreement between Landlord and Landlord’s broker and Tenant’s broker.

22.10	Successors.

Subject to Section I 0, this Lease shall bind and inure to the benefit of the parties, their respective heirs, successors, and permitted assigns.

22.11	Financial Reports.

Within ten (10) days after Landlord’s request, Tenant will furnish Tenant’s most recent financial statements to Landlord prepared in accordance with generally accepted accounting principles, certified by Tenant or an independent auditor to be true and correct. Tenant will discuss its financial statements with Landlord and will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements except (I) to Landlord’s lenders or prospective purchasers of the Building who have executed a sales contract with Landlord, (2) in litigation between Landlord and Tenant, or (3) if required by court order. Notwithstanding the foregoing, so long as Tenant’s financial statements are publicly available online, Tenant shall not be required to provide financial statements directly to Landlord.

22.12	Waiver of Jury Trial.

To the maximum extent permitted by law, Landlord and Tenant each waive right to trial by jury in any litigation arising out of or with respect to this Lease.

22.13	Executive Order 13224.

Tenant hereby certifies all persons or entities holding any legal or beneficial interest whatsoever in Tenant are not included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended.

22.14	Intentionally Deleted.

22.15	Confidentiality.

Landlord and Tenant shall keep the content and all copies of this Lease, all related documents and amendments, and all proposals, materials, information (including but not limited to rental terms, rent abatement, construction allowance, and any other concessions or terms of the business deal), and matters relating hereto strictly confidential and shall not disclose, divulge, disseminate or distribute any of the same, or permit the same to occur, except to the extent reasonably required for proper business purposes by Landlord’s or Tenant’s employees, attorneys, agents, insurers, auditors, lenders and permitted successors and assigns (and Landlord shall obligate any such parties to whom disclosure is permitted to honor the confidentiality provisions hereof) and except as may be required by law, securities regulations, or court proceedings. This confidentiality provision shall be binding upon the parties hereto and their respective successor and assigns and shall survive the expiration of this Lease. Tenant and its representatives shall be prohibited from issuing any press release(s) or communicating with the media regarding the proposed or agreed to transaction, in which Tenant has not received prior written authorization from Landlord.

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22.16	Building Name and Signage.

Landlord shall have the right at any time to install, affix and maintain any and all signs on the interior and exterior of the Building as Landlord may, in its sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord. Additionally, Landlord shall have the exclusive right at all times during the Lease term to change, modify, add to or otherwise alter the name, number or designation of the Building, and Landlord shall not be liable for claims or damages of any kind which may be attributed thereto or result therefrom.

22.17	Mold.

Landlord represents and warrants that to the best of its knowledge the Premises is free from mold. Tenant shall not allow or permit any conduct or omission at the Premises that will promote or allow the production or growth of mold, spores, fungus. or any other similar organism, and shall indemnify and hold Landlord harmless from any claim, demand. cost, and expense (including attorney fees) arising from or caused by Tenant’s failure to strictly comply with its obligations under this provision. Similarly, Landlord will maintain and repair the Building as provided in Section 6.1.1 of the Lease and in a manner that strives to prevent the production or growth of mold, spores, fungus, or any other similar organism.

22. I 8	Survival of Obligations.

The provisions of this Lease with respect to any indemnity obligation or any obligation of either party to pay any sum in order to perform any act required by this Lease after the expiration or other termination of this Lease shall survive the expiration or other termination of this Lease.

22.19	Amendments.

Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and executed by both parties.

22.20	Execution; Counterpart; Signature Transmitted.

This Lease may be executed simultaneously in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. Signatures transmitted by facsimile, PDF file or other form of electronic transmission and received by the other party shall be sufficient evidence of the execution hereof by the applicable signatory and such signatures shall be treated as originals. At the request of a party, the other party will confirm an electronically transmitted signature page by delivering an original signature page to the requesting party.

22.21	Intentionally Deleted.

22.22	Exhibit.

Exhibits “A” (Floor Plan Showing Premises), “B” (Landlord’s Work), “C” (Rules and Regulations), “O” (First Offer Space), and “E” (Lease Confirmation), “F’’ (Parking Use Agreement) are attached hereto and incorporated as a part of this Lease. Exhibit F, Parking Agreement is attached hereto.

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IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Lease as of the effective date.

Eastbank Commerce Center LLC

By:
Its:

Eastside Distilling Inc

By:
Its:

EXHIBIT A

Floor Plan Showing Premises

EXHIBIT “B”

Landlord’s Work

Except as expressly provided below, Tenant is leasing the Premises in its “as is” condition and Landlord shall have no obligation to make any improvements to the Premises or provide Tenant with any improvement allowance. Landlord shall, at Landlord’s sole cost and expense and using such Building standard materials and finishes as Landlord determines appropriate in its reasonable discretion, and as “Landlord’s Work” perform the following:

(1)	Construct a demising wall between the columns on the east end of the Premises by the kitchenette, as shown on Exhibit A; and

(2)	Patch and paint the walls of the Premises in Building-standard white.

EXHIBIT “C”

Rules & Regulations

Tenant covenants and agrees to comply with the following rules and regulations as they may be modified or amended during the term:

1. Signs. Unless otherwise permitted in the Lease, no sign, advertisement, display, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the outside of the Premises or inside, if visible from the outside, or outside the building of which they form a part, and in no event shall Tenant place any signs, displays or other advertising material on the glass of the leaseline of the Premises. All signs, displays, advertisements, and notices of Tenant shall be professional and maintained by Tenant in good and attractive condition at Tenant’s expense and risk. Tenant shall not use handbills for advertising at the Project. Any permanent signs must be approved by Landlord.

2. Directory. The bulletin board or directory of the Building will be provided exclusively for the display of the name and location of tenants, and Landlord reserves the right to exclude any other names therefrom.

3. Access. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by any of the tenants or used by them for any purpose other than for ingress to and egress from their respective Premises. The halls, passages, entrances, exits, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control thereof and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building or its tenants; provided, however, that nothing herein contained shall be construed to prevent access by persons with whom the Tenant normally deals in the ordinary course of Tenant’s business unless such persons are engaged in illegal activities. No Tenant and no employees or invitees of any Tenant shall go upon the roof of the Building

4. Locks. Tenant shall not alter any lock or install any new additional locks or any bolts on any door of the Premises without the written consent of Landlord.

5. Restrooms. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from a violation of this rule shall be borne by the Tenant who, or whose employees, sublessees, assignees, agents, licensees, or invitees, shall have caused it.

6. No Defacing Premises. Tenant shall not overload the floor of the Premises, shall not mark on or drive nails, screw or drill into the partitions, woodwork or plaster (except as may be incidental to the hanging of wall decorations), and shall not in any way deface the Premises or any part thereof.

7. Safes and Heavy Equipment. No furniture, freight or equipment of any kind shall be brought into the Building and/or Common Area Facilities without the consent of Landlord and all moving of the same into or out of the Building and/or Common Area Facilities shall be done at such time and in such manner as Landlord shall designate. Landlord shall have the right to prescribe the times and manner of moving all furniture, freight and heavy equipment in and out of the Building and/or Common Area Facilities, including, but not limited to, requirements for the protection of floor coverings, walls and other surfaces during such moves. Landlord will not be responsible for loss of or damage to any such safe or property from any cause and all damage done to the Building and/or Common Area Facilities by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant. There shall not be used in any Premises, or in the public halls of the Building, either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards. Elevators must be padded while moving freight via the elevators. All such heavy equipment shall be subject to the requirements of Rule 26 below.

8. Janitorial Services. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Janitorial service for Common Area Facilities shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture and other special services. The work of cleaning personnel shall not be hindered by Tenant after 5.30 p.m. Tenant is responsible for cleaning his or her own Premises. Tenant shall be responsible for transporting waste and rubbish from the Premises to the Building trash room.

9. Nuisance. Tenant shall not use, keep or permit to be used or kept any noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business in the Building. No animals (other than those aiding the disabled such as “seeing eye” dogs) or birds shall be brought in or kept in or about the Premises or the Building and/or Common Area Facilities. No Tenant shall make or permit to be made any disturbing noises or disturb or interfere with occupants of the Building, or with those having business with such occupants by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No Tenant shall throw anything out of doors or down the passageways.

10. Permitted Use. No Tenant shall occupy or permit any portion of its Premises to be occupied for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber shop or manicure shop except with prior written consent of Landlord. No Tenant shall advertise for laborers giving an address at the Premises. The Premises shall not be used for lodging or sleeping or for illegal purposes.

11. Hazardous Materials. Other than ordinary office supplies and materials used and stored in accordance with applicable laws, ordinances, governmental rules and regulations, Tenant shall not use or keep in the Premises or the Building and/or Common Area Facilities any kerosene, gasoline or inflammable or combustible fluid or material or any Hazardous Materials as defined in Section 1.2.4 of the Lease (including but not limited to asbestos or lead based paints) or use any method of heating or air conditioning other than that supplied by Landlord.

12. Telephones. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for or stringing of wires will be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

13. Keys. A reasonable number of keys (including electronic FOBs and cards) to the locks on the entry doors to the Building and to the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys to the Building, Premises, rooms and toilet rooms shall be obtained from Landlord’s office, and Tenant shall not from any other source duplicate or obtain keys or have keys made. The Tenant, upon termination of the tenancy, shall deliver to Landlord the keys to the Building, Premises, rooms and toilet rooms which shall have been furnished and shall pay Landlord the cost of replacing any lost key or of changing the lock or locks opened by such lost key if Landlord deems it necessary to make such change. If Landlord determines that unusual burdens are created by Tenant’s access requirements or practices, Tenant shall (a) bear the cost of such unusual burdens, as determined by Landlord, and (b) if requested by Landlord, make adjustments so that such burdens are reduced to normal levels.

14. Floor Covering. No Tenant shall lay linoleum, tile, carpet or other similar floor coverings so that the same shall be affixed to the floor or the Premises in any manner except as approved by Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by the Tenant by whom, or by whose contractors, agents, sublessees, licensees, employees or invitees, the floor covering shall have been laid.

15. Premises Closure. Tenant shall see that the doors of the Premises are closed and securely locked before leaving the Building and that all water faucets, water apparatus and electricity are entirely shut off before Tenant or Tenant’s employees leave the Building. Tenant shall be responsible for any damage to the Building and/or Common Area Facilities or other tenants caused by a failure to comply with this rule.

16. Disorderly Conduct Landlord reserves the right to exclude or expel from the Building and/or Common Area Facilities any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

17. Tenant Requests. Any requests of Tenant will be considered only upon application at the office of Landlord. Employees of Landlord shall not be requested to perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

18. Vending Machines. No vending machine shall be installed, maintained or operated upon the Premises without the written consent of Landlord, which consent shall not be unreasonably withheld.

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19. Bicycles. Bicycles and other vehicles are not permitted inside the Building or its elevators, except in areas designated by Landlord.

20. Building Name and Address. Landlord shall have the right, exercisable upon thirty (30) days prior written notice to Tenant, to change the name and/or the street address of the Building of which the Premises is a part.

21. Fire Regulations. Tenant agrees that it shall comply with all fire regulations that may be issued from time to time by Landlord and Tenant also shall provide Landlord with the names of a designated responsible employee to represent Tenant in all matters pertaining to fire regulations.

22. Tenant Advertising. Without the written consent of Landlord, Tenant shall not use the name of the Building and/or Common Area Facilities in connection with or in promotion or advertising the business of Tenant except as Tenant’s address.

23. Emergency Information. Tenant must provide Landlord with names and telephone numbers to contact in case of emergency. Tenant must fill out a tenant emergency information sheet and return it to Landlord’s office within three (3) days of occupancy.

24. Installation of Burglar and Informational Services. If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.

25. Deliveries. The Building freight elevator(s) shall be available for use by all tenants in the Building, subject to such reasonable scheduling as Landlord, in its discretion, shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. Tenant’s initial move in and subsequent deliveries of bulky items, such as furniture. safes and similar items shall, unless otherwise agreed in writing by Landlord, be made during the hours of 6:00 p.m. to 6:00 a.m. or on Saturday or Sunday. Deliveries shall be limited as set forth in the Lease. No deliveries shall be made which impede or interfere with other tenants or the operation of the Building.

26. Floor Loads. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment materials, furniture or other property brought into the Building and/or Common Area Facilities. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight, which platforms shall be provided at Tenant’s expense. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building and/or Common Area Facilities or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building and/or Common Area Facilities must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building and/or Common Areas by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant

27. Energy Conservation, Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from attempting to adjust controls. Tenant shall keep corridor doors closed.

28. No Antennas. Tenant shall not install any radio or television antenna, loudspeaker or other devices on the roof or exterior walls of the Building and/or Common Area Facilities without obtaining Landlord’s prior approval as set forth in the Lease. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

29. No Soliciting. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building and/or Common Area Facilities are prohibited, and Tenant shall cooperate to prevent such activities.

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30. Prohibited Uses. The Premises shall not be used for any improper. immoral or objectionable purpose. No cooking shall be done or permitted on the Premises without Landlord’s consent, except that use by Tenant of Underwriters Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages or use of microwave ovens, dishwashers and refrigerators for employee use shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

31. Enforcement of Rules. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

32. Lease. These Rules and Regulations are in addition to, and are made a part of, the terms, covenants, agreements and conditions of Tenant’s Lease of its Premises in the Building. In the event the Rules and Regulations conflict with any term of the Lease, the terms of the Lease shall control.

33. Additional Rules. Landlord reserves the tight to make such other Rules and Regulations or amendments hereto as, in its reasonable judgment, may from Time to time be needed for safety and security, for care and cleanliness of the Building and/or Common Area Facilities and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

34. Observance of Rules. Tenant shall be responsible for the observance of all of the foregoing rules byTenant’s employees, agents, licensees, sublessees, assigns, and invitees.

35. Loading Dock and Service Corridor. The loading dock and service corridor are not for the use of the general public and Landlord shall in all cases retain the right to control thereof and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building or its tenants, or invitees; provided that Tenant or its building-approved contractors shall be able to use the loading dock in its normal course of loading and unloading activities, for articles to be delivered to or received from the Tenant’s Premises. Children under the age of I 8 are specifically prohibited from being in the loading dock and service corridor area at any time, unless prior written permission is received from Landlord.

36. Smoking. As more fully set forth in the Lease, Landlord has designated the entire Building as a smoke free zone, including 20 feet from any Building entry or opening. The Tenant shall not permit smoking in the Premises.

37. Animals. Except as allowed herein, no animals, except those assisting handicapped persons, shall be brought into the Buildings or kept in or about the Premises. Dogs are permitted in the Common Area Facilities and the Premises only if on a leash, currently licensed and fully inoculated as required by law. In no event shall any dog be left unattended to in the Common Areas or in the Premises. No dog may engage in any threatening behavior, either to persons or other dogs. All damage caused by any dog will be the responsibility of the Tenant. No dog will be allowed to deposit any waste in or around the Building. Landlord reserves the right to exclude any dog from the Building.

JS. Window Coverings. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

39. Outside Contractors. All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

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